Exhibit 99.1

LLEX:OTCQB

LILIS ENERGY ANNOUNCES ~$20 MILLION PRIVATE PLACEMENT

SAN ANTONIO, TEXAS – March 1, 2017 – Lilis Energy, Inc. (OTCQB: LLEX) today announced that it has entered into a definitive securities purchase agreement to raise approximately $20 million in a private placement of common stock and warrants exercisable for common stock. Lilis expects to use the net proceeds from the private placement to support its 2017 Delaware Basin development program, Delaware Basin lease acquisition program, and for general corporate purposes including working capital.

Pursuant to the terms of the securities purchase agreement, Lilis has agreed to sell 5,194,805 units of the Company at a price of $3.85 per unit. Each unit will consist of one share of common stock and a warrant to purchase 0.50 shares of common stock. Each warrant has an exercise price of $4.50 and, after the second anniversary, may be subject to redemption by the Company, upon prior written notice, if the price of the Company’s common stock closes at or above $6.30 for twenty trading days during a consecutive thirty trading day period.

The closing of the offering is subject to the satisfaction of customary closing conditions.

The terms of the offering also include that the Company will use its reasonable best efforts to prepare and file a registration statement under the Securities Act for the resale of the shares of common stock and the shares of common stock underlying the warrants.

Johnson Rice & Company L.L.C. and T.R. Winston & Company, LLC served as placement agents in connection with this offering, and KES 7 Capital Inc. acted as advisor to the Company.

The securities to be sold in the private placement will not have been registered under the Securities Act of 1933, as amended, or state securities laws as of the time of issuance and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

The Securities and Exchange Commission has not passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials.

The securities are subject to legal restrictions on transfer and resale and investors should not assume they will be able to resell their securities. Investing in the securities involves risk, and investors should be able to bear the loss of their investment.

Additional details about the Company, including the Company’s Corporate Presentation, are available for viewing at www.lilisenergy.com.This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. The securities referenced herein have not been approved or disapproved by any regulatory authority.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin and in the Denver-Julesburg (DJ) Basin, considered amongst the leading resource plays in North America. Lilis Energy's near-term E&P focus is to grow current reserves and production, and pursue strategic acquisitions in its core areas. For more information, please contact CORE IR: (516) 222-2560 or visit www.lilisenergy.com.

Contact:

Investor Relations

Core IR

David Boral

Managing Director

516 222 2560

Media Relations

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400 ext. 31